EXHIBIT 23.1





                 CONSENT OF INDEPENDENT AUDITORS


We consent to the inclusion in this Form 8-K/A (Amendment No. 2) of First Keystone Corporation, of our report dated February 20, 2007 related to the financial statements of Pocono Community Bank as of December 31, 2006 and 2005 and for each of three years in the period ended December 31, 2006 (incorporated by reference to financial statements of Pocono Community Bank in the proxy statement/prospectus on First Keystone Corporation's Registration Statement No. 333-145658 on Form S-4, originally filed on August 23, 2007).





/s/ Parente Randolph
Parente Randolph


Wilkes-Barre, Pennsylvania
January 9, 2008